EXHIBIT 23.11
                                                                  -------------



                               CONSENT OF EXPERT

          Reference is made to the Annual Report on Form 40-F (the "40-F") of Ivanhoe Mines Ltd. (the "Company") to be filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

          I hereby consent to the use of and reference to my name as a Qualified Person for the "Technical Report: Ovoot Tolgoi Property" dated March 27, 2008 (the "Technical Report") under the heading "Item 3: Description of the Business - Ovoot Tolgoi Coal Property, Mongolia - Ovoot Tolgoi Project (Open Pit)" in the Company's Annual Information Form for the year ended December 31, 2007, dated March 28, 2008, and in the 40-F.

Sincerely,


/s/ Patrick P. Riley
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Title:   Consulting Senior Geologist
Company: Norwest Corporation

Date:    March 28, 2008